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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                       NEXPRISE, INC. SHAREHOLDERS APPROVE
                         1 -FOR- 15 REVERSE STOCK SPLIT

                SPLIT EFFECTIVE UPON OPENING OF TRADING APRIL 22
       STOCK WILL TRADE UNDER TEMPORARY TICKER "NXPSD" FOR 20 TRADING DAYS

CARLSBAD, CA--APRIL 18, 2002--NexPrise, Inc. (NasdaqNM: NXPS), a leading provider of collaborative software solutions, announced today that the Company's shareholders have approved an amendment to the company's certificate of incorporation to effect a reverse split of the Company's common stock.

The one-for-fifteen reverse split will be effective Monday, April 22. After the split the stock will trade under the interim symbol of "NXPSD" for 20 trading days to assist in making investors aware of the split. Thereafter, the symbol will revert to "NXPS".

Prior to effecting the reverse split, the company has approximately 46,258,817 shares of common stock outstanding; following the reverse split, there will be approximately 3,083,921 shares outstanding, subject to rounding for fractional shares.

In the reverse stock split, each fifteen shares of the Company's old common stock issued and outstanding will be automatically converted into one new share of common stock. No fractional shares will be issued and holders of less than one share after the split will receive cash in lieu of fractional shares.

ABOUT NEXPRISE

NexPrise, Inc. is a leading provider of collaborative software solutions that enable companies to manage key processes with their suppliers, partners, and customers. NexPrise's solutions allow automation of key business processes and secure collaboration among manufacturers, suppliers, customers, and partners. NexPrise enables customers to lower their costs, move away from paper-based processes, accelerate process and program completion time, and improve quality. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

FOR ADDITIONAL INFORMATION:

FOR MEDIA INQUIRIES:                      FOR NEXPRISE INVESTOR INQUIRIES:
Terri Pruett                              Mary Magnani
NexPrise, Inc.                            Thomson Financial Corporate Group
650/567-7429                              415/617-2542
tpruett@nexprise.com                      mary.magnani@tfn.com